SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CHIPPAC, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

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Filed by ChipPAC, Inc.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No.: 000-31173

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The following is a press release, dated June 2, 2004, issued by ChipPAC, Inc. announcing a record date of June 4, 2004 for its special meeting of stockholders.

June 2, 2004

PRESS RELEASE

ChipPAC, Inc. Announces June 4, 2004 Record Date for
Special Meeting of Stockholders Regarding Proposed Merger with
ST Assembly Test Services Ltd

Fremont, CA, June 2, 2004 - ChipPAC, Inc. (Nasdaq: CHPC), one of the world’s largest and most diversified providers of semiconductor assembly and test services, today announced that it has established a record date for a special meeting of its stockholders to vote on a proposal to adopt the previously announced merger agreement between ChipPAC and ST Assembly Test Services Ltd (“STATS” — Nasdaq: STTS and SGX: ST Assembly). ChipPAC stockholders of record at the close of business on June 4, 2004 will be entitled to notice of the special meeting and to vote on the proposal. The date of the special meeting is expected to be scheduled for July.

ChipPAC will send a definitive proxy statement/prospectus, which will contain important information about the merger with STATS, to its stockholders of record as of June 4, 2004. Stockholders are urged to read the proxy statement/prospectus when it becomes available. The proxy statement/prospectus will include the date, time and location of the special meeting.

About ChipPAC, Inc.

ChipPAC is a full-portfolio provider of semiconductor packaging design, assembly, test and distribution services. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning South Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. For more information, visit the company’s Web site at www.chippac.com.

CONTACT:
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both with The Ruth Group, www.TheRuthGroup.com

Additional Information About the Proposed Merger and Where to Find It

STATS and ChipPAC have filed with the SEC a preliminary proxy statement/prospectus and other relevant materials in connection with the proposed merger (the “Merger”) involving STATS and ChipPAC pursuant to the terms of an Agreement and Plan of Merger and Reorganization among STATS and ChipPAC Merger, Inc., a wholly owned subsidiary of STATS, and ChipPAC. A shareholders’ circular to be issued by STATS will be mailed to the shareholders of STATS and the proxy statement/prospectus will be mailed to the stockholders of ChipPAC. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular and the ChipPAC proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about STATS, ChipPAC and the proposed Merger. The proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by STATS or ChipPAC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-0608 or email daviesd@statsus.com, or in Singapore at telephone (65) 6824-7705 or email angelaine@stats.st.com.sg. Investors and security holders may obtain free copies of the documents filed with the SEC by ChipPAC by contacting ChipPAC Investor Relations, ChipPAC Incorporated, 47400 Kato Road, Fremont, CA 94538, telephone (510) 979-8220 or email ir@chippac.com or David Pasquale at telephone (646) 536-7006 or email dpasquale@theruthgroup.com. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular, the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed Merger.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons in the solicitation by reading the proxy statement/prospectus statement when it becomes available.

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